Exhibit 10.5

SECOND AMENDMENT
TO THE INTEL CORPORATION SHELTERED EMPLOYEE RETIREMENT PLAN PLUS
The document, as amended and restated effective January 1, 2020

1.Effective January 1, 2022, Section 2(o) of the Plan is amended by modifying the first two sentences to read as follows:

    “(o)    “Eligible Employee” means any Employee of a Participating Company who is classified by the Company as eligible to participate in this Plan as a member of a select group of management or highly compensated employees. For the 2022 Plan Year, the Company has classified Employees in Grades 10-21, 25-28, and 85-90 (or the equivalent grade as classified by the Company) as Eligible Employees.”

2.Effective January 1, 2023, Section 8(c) of the Plan is amended to add the following subsection (7) as follows:

(7) Payment on Death. In the event of a Participant’s death, the distribution of the Participant’s Plan Benefit, shall be made in a cash lump sum in the year following the Participant’s death, regardless of outstanding elections other than lump-sum following termination (as described in Section 8(c)(1)(A) of this Plan); provided that this provision (A) shall not delay a payment that would be made in a lump sum prior to the year following the Participant’s death and (B) shall not apply to elections defaulted to lump sums as described in Section 8(c)(3)(A).

IN WITNESS WHEREOF, this Second Amendment was adopted by the Management Retirement Plans Administrative Committee.

/s/: Julia Lebedeva Beck
Julia Lebedeva Beck

/s/: Barb Santiago
Barb Santiago

/s/: Amber Wiseley
Amber Wiseley